Exhibit 99.1

Gregory Morrison Named to

Veritiv Board of Directors

ATLANTA (July 1, 2021) – Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business distribution solutions, announced today the appointment of Gregory B. Morrison to the company’s board of directors.

Mr. Morrison spent 18 years at Cox Enterprises, a leading communications, media and automotive services company, where he retired as Senior Vice President and Chief Information Officer in January 2020. There he was responsible for providing corporate strategic planning and policy development, leveraging deployment of new information technology across the company’s operations. He also spent more than 12 years at Prudential Financial in a variety of Information Technology and Systems leadership and CIO roles.

“Greg’s knowledge and expertise regarding large-scale business transformations and technology deployments will be invaluable to Veritiv,” said Stephen Macadam, Chairman of the Board of Veritiv Corporation. “Combined with his role as an active leader in several business, academic and civic communities, I am confident Greg will be a strong addition to our Board.”

Mr. Morrison serves as a Director of Rollins, Inc., Veritex Holdings, Inc., and IEWC Corporation. He serves as Chairman of the Clark Atlanta University Board of Trustees. Mr. Morrison holds a Bachelor of Science in Mathematics and Physics from South Carolina State University, and a Master of Science in Industrial Engineering from Northwestern University. Mr. Morrison was also a commissioned officer in the United States Army Signal Corps.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S., Canada and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136 Media: Kristie Madara, 770-391-8471